Exhibit 4.4 – Management Contracts

28 April 2008

Mr John Bevan

Dear John

CONTRACT OF EMPLOYMENT

Further to our recent discussions, a contract of employment is attached.

Position/Capacity:	Chief Executive Officer and director

Reporting to:	Chairman

Commencement date:	16 June 2008

Location:	Level 12, IBM Tower, 60 City Road, Southbank VIC 3006

Remuneration Package:	FAR:	$1,000,000 per annum, including superannuation, effective 1 June 2008.

	STI:	Up to 100% of FAR per annum. This benefit will be available on a pro-rata basis for calendar year 2008.

	LTI:	Up to 50% of FAR per annum. This benefit will be available on a pro-rata basis for calendar year 2008.

Attached to this letter is a contract of employment which incorporates these terms.

Please review the contract and, if acceptable, return a signed copy to me.

Your signature on the contract will constitute an acknowledgment that you consent to the terms and conditions contained in it.

Yours sincerely

/S/ DON MORLEY
DON MORLEY
CHAIRMAN

Date: April 2008

This is a Contract of Employment between Alumina Limited (ACN 85 004 820 419) of Level 12 IBM Centre, 60 City Road, Southbank Victoria 3006 (Alumina) and John Bevan who have agreed that John Bevan will be employed by Alumina on the terms of this Agreement.

The formal terms of this Contract of Employment are as follows:

1.	POSITION AND COMMENCEMENT

You will be employed in the position of Chief Executive Officer, reporting to the Chairman. It is a condition of your appointment as Chief Executive Officer that you will be appointed also as a director of Alumina.

Your employment under this Agreement will be effective from 16 June 2008.

You will be employed in Alumina’s office at Level 12, IBM Tower, 60 City Road, Southbank, Victoria 3006. Alumina will provide car parking within the building at which its offices are located.

You have informed us that you do not intend to relocate to Melbourne before the end of calendar 2009. Please let us know if this timing is incorrect. In the meantime, you will commute on a weekly basis between Sydney and Melbourne. We will discuss the relocation assistance to be given to you when you decide when your relocation is to occur.

2.	REMUNERATION

Your remuneration will fully compensate you for all entitlements including hours you work outside Alumina’s normal office hours.

Your salary will be paid monthly, half in arrears and half in advance, by direct transfer into your nominated account/(s) with a bank or other approved, financial institution.

The components of your remuneration, and the value or potential value of each, are as follows:

•	Fixed Annual Reward (FAR) of $1,000,000 per annum, including superannuation, effective 16 June 2008; and

•	Short Term Incentive (STI) up to 100% of FAR per annum, effective 16 June 2008 and available on a pro-rata basis for the year ending 31 December 2008; and

•	Long Term Incentive (LTI) up to 50% of FAR per annum, effective 16 June 2008 and available on a pro-rata basis for the year ending 31 December 2008.

FAR

Your FAR payment is inclusive of your superannuation benefit. You will be required to salary sacrifice the minimum statutory superannuation contribution to an approved superannuation plan of your choice. The minimum required contribution you must make under the Superannuation Guarantee is currently 9% of your superannuation earnings base, which is currently $145,880 per annum.

STI

You will be entitled to participate in the Short Term Incentive (STI) scheme operated by Alumina. This scheme may change from time to time or be replaced by another scheme. You will, of course, be consulted about any proposed changes to the STI scheme, and will be informed of any changes that may be made to the STI scheme.

Currently, the STI scheme provides for you to be eligible to receive up to 100% of your FAR as an STI payment in each performance year (pro rata in 2008), subject to the review and approval of the Compensation Committee. Under the current STI scheme:

(a)	50% of the STI will be determined by reference to your performance against individual objectives which are focused on business development, capital management, shareholder relations and governance, tax planning, funding initiatives, joint venture agreements with Alcoa and influencing AWAC strategy development and operational performance. Specific objectives will be developed in consultation with you.

(b)	The other 50% will be determined by reference to return on capital and earnings per share hurdles. Satisfaction of the return on capital and earnings per share hurdles will be determined separately from each other, with the maximum STI payment available in respect of each hurdle being 25% of FAR. To receive an STI payment in respect of the return on capital or earnings per share hurdles, a threshold result of at least 80% of the target result must be achieved, at which point you would receive 60% of the target STI payment relating to that objective. If the target result is achieved, you would receive 80% of the target STI payment relating to that objective. If 120% of the target result is achieved, you would receive 100% of the target STI payment relating to that objective. STI payment for achievement of between 80% and 120% of the target result would be determined on a pro rata basis. The actual AWAC return on capital results achieved will be normalized for the impact of LME price variance during the 12 month performance period consistent with Alcoa reporting to Alumina. The Alumina actual EPS results achieved will be normalized for the A$/US$ exchange rate variance and the LME price variance during the 12 month performance period. The full year Alumina NPAT will be adjusted for the impact of embedded derivatives and defined benefit retirement obligations under AIFRS to determine underlying earnings for the earnings per share calculation.

Currently, 50% of any STI payment is to be paid in cash, and the remaining 50% of the STI payment after tax must be used to purchase shares which must be held for 3 years or until your employment concludes.

LTI

You may be invited to participate in the Alumina Limited Employee Share Plan from time to time. Any such invitation is in the absolute discretion of the Alumina Limited Board and subject to all necessary shareholder approvals This incentive component of your remuneration may provide you with the opportunity to receive in each performance year (pro rata in 2008) Performance Rights valued at the time of grant at up to 50% of your FAR payment. All Performance Rights will be tested against the Total Shareholder Return (TSR) hurdle against two benchmark groups: the ASX100, and the International Metals and Mining Group, and will be tested over a three year test period at dates which are 3 years (and 3.5 years and 4 years, if required) after grant.

A result which is less than the 50th percentile of the relevant benchmark groups over the relevant test period would attract no LTI payment. A result that is equivalent to the 50th percentile of the relevant benchmark groups over the relevant test period would attract an LTI payment equivalent to 50% of the payment attributable to satisfaction of that objective. A result that is equivalent to the 75th percentile of the relevant benchmark groups over the relevant test period would attract an LTI payment equivalent to 100% of the payment attributable to satisfaction of that objective. A result between the 50th and 75th percentiles of the relevant benchmark groups would be determined pro rata. If following the first test some or all of the performance rights do not vest, a further test or tests is conducted 6 or 12 months later on performance rights which had not then vested.

Review of your remuneration

Your remuneration will be reviewed in December of each year commencing in December 2008, and the Board may, in its absolute discretion, determine whether to increase your remuneration having regard to all relevant factors including your individual performance, the performance of Alumina, market rates and relativities.

3.	ROLE DEFINITION

A Role Definition, which is required for all positions within Alumina, sets out the purpose of the role, the accountabilities, authority levels and key competencies. Your Role Definition (attached) may be periodically updated to reflect agreed changes to your position as the nature of your role and level of responsibility may vary. You will be consulted where significant changes to the arrangement or performance of your work are proposed.

4.	PERFORMANCE REVIEWS

All employees are required to participate in Alumina’s Performance Review process.

Your personal performance objectives will be set by the Board following your commencement and then in January for the year ahead. The objectives form the basis of your twice yearly Performance Review.

5.	HOURS OF WORK AND DUTIES

Alumina’s normal office hours are 08:30 to 17:30, and may be subject to change. Your hours of work will be in accordance with the requirements of the role as Chief Executive Officer.

You will, from time to time, be required to work hours outside Alumina’s normal office hours. You are required to undertake duties as required by the Alumina Board or those advised to you by the Chairman.

6.	LEAVE

Personal Leave

You will be entitled to personal leave (comprising sick leave and carer’s leave) in accordance with relevant legislation in force from time to time. Currently, you are entitled to ten (10) days paid personal leave for each completed year of service with Alumina. Accrued personal leave entitlements will not be payable to you on termination of your employment with Alumina.

Annual leave

You will be entitled to annual leave in accordance with relevant legislation in force from time to time. However, the rate at which annual leave accrues will be five (5) weeks per year of service to the end of 2009 which is the period we expect that you will be commuting from Sydney to Melbourne. As we expect you to relocate to Melbourne, around the end of calendar 2009, the rate of accrual of annual leave will revert to the normal rate of four (4) weeks per year of service from the start of 2010. Annual leave will accrue on a pro-rata basis. Annual leave will be taken by agreement at a time that is convenient to Alumina.

Accumulation of annual leave may not exceed six (6) weeks without the express approval by the Chairman. Alumina reserves the right to direct you to take leave, at a time mutually convenient to Alumina, where you have accumulated more than six (6) weeks annual leave.

Long Service Leave

You will be entitled to long service leave in accordance with relevant legislation in force from time to time, provided that the rate of accrual of long service leave will be 13 weeks for 10 years’ service rather than at the rate of 8 2/3 weeks per 10 years of service as provided for in legislation.

Benefits

Alumina provides a range of discretionary benefits which may be available to you including:

•	education assistance and study leave;

•	participation in Alumina’s share plan arrangements, subject to invitation, Alumina Board approval and shareholder approval;

•

personal insurance arrangements including participation in the employee accident insurance scheme, the superannuation disablement and death benefit and the salary continuance insurance plan covering extended periods of illness or injury not covered by workers compensation; and

•	access for you and your family to Alumina’s Employee Assistance Program for confidential counseling services and support.

The types of benefits that are available and the terms on which they are provided may change from time to time. Benefits will be available to you only if you meet the eligibility criteria for that benefit.

7.	YOUR OBLIGATIONS TO ALUMINA

There are many general legal obligations which exist in all employment relationships. You are required to make yourself aware of your employment obligations to Alumina as detailed in Alumina’s Code of Conduct, a copy of which is attached.

Without limiting these general obligations, you must:

•	familiarise yourself with and comply with all workplace policies and procedures and with all Alumina policies and procedures, as amended from time to time;

•	comply with all lawful directions given to you by the Chairman or other authorised persons, and diligently and faithfully serve Alumina, protecting and furthering its interests at all times;

•

not engage directly or indirectly in any other trade, business or occupation which deals with Alumina, or which impacts on your ability to perform your work, except with the prior written approval of the Chairman or other authorised persons, and must not engage in any conduct or activity which may harm or adversely affect Alumina’s business or interests;

•

not give or receive any monetary payment, gift, benefit, personal favour or gratuity in, or in connection with any business of Alumina save and except in any case involving items of nominal value and authorised business related expenditure for which approval has been obtained by you from the Chairman or other authorised persons; and

•	properly record and account for all transactions made by you on behalf of Alumina by maintenance of the appropriate records and accounts.

8.	ENVIRONMENT, HEALTH AND SAFETY

You are required to carry out your role in a safe and environmentally responsible manner and comply with relevant Acts, Regulations and other Codes of Practice and Alumina’s environmental health and safety policies and procedures (as amended from time to time).

Employees are required to refrain from the use of alcohol and drugs prior to and during their work hours, as noted in the Fitness for Work section of Alumina’s Environment, Health and Safety Policy.

Alumina provides an annual health care program for employees, which is currently provided by Good Health Solutions.

9.	TERMINATION OF EMPLOYMENT

Summary dismissal

This Agreement may be terminated immediately by Alumina for any conduct on your part which would justify summary dismissal, including:

(a)	wilful and serious misconduct;

(b)	abuse of alcohol and drugs in the workplace, or intoxication while at work;

(c)	dishonesty;

(d)	criminal offences; or

(e)	abuse of colleagues.

Termination with notice

This Agreement may be terminated by your giving twelve (12) months notice in writing to Alumina, or by Alumina giving twelve (12) months notice in writing to you.

Alumina may in its absolute discretion make a payment to you in lieu of some or all of the notice period given by it or by you. Any such payment will be calculated according to your “Base Remuneration”, which is defined as:

•	FAR; and

•	STI, calculated as “at target performance”.

If you resign without giving twelve (12) months notice, Alumina may withhold from any payment to be made to you on termination an amount equivalent to the amount of outstanding notice to be served calculated in accordance with your Base Remuneration.

Resignation as a director

Immediately on termination for any reason (including resignation) you will:

(a)	to the extent allowed by the Corporations Act, resign from every office, including all directorships and other appointments, to which you were appointed or which you hold otherwise by virtue of your employment of Alumina; and

(b)	appoint the Company Secretary of Alumina as your attorney to execute all documents and do all things reasonably required by Alumina to give effect to paragraph (a).

10.	REDUNDANCY

In the event that your employment is terminated on the basis of the redundancy of your position, you will be entitled to the redundancy and termination benefits provided for in this clause.

Where you are entitled to receive a redundancy payment under this clause, your payment will be calculated according to your Base Remuneration as defined in paragraph 9 above.

Other than in the circumstances described in the following paragraph, if your employment is terminated on the basis of the redundancy of your position, you will, as a minimum, be entitled on redundancy to:

(a)	payment of your accrued annual leave and (if applicable) long service leave entitlements, provided that pro rata long service leave benefits will be paid if you have three (3) years or more continuous service;

(b)	a payment comprising your notice payment, severance payment and additional severance payment, as specified below; and

(c)	in appropriate cases, outplacement support, details of which are provided in Alumina’s ‘Leaving the Company’ policy.

For the purpose of determining the amount of any redundancy payment that may be payable under paragraph (b) above:

(i)	the notice payment will be the notice period provided for in this Contract of Employment;

(ii)	a severance payment will be two and a half (2.5) weeks per completed year of service pro-rated for completed months of service; and

(iii)	an additional severance payment will be thirteen (13) weeks additional ex-gratia payment.

11.	SIGNIFICANT CHANGE

In the event of a Significant Change, you may elect to terminate your employment with Alumina in accordance with clause 10, by providing written notice to Alumina within 28 days of the Significant Change event occurring.

For the purpose of this clause, a Significant Change means:

•	if Alumina ceases to be listed on the Australian Stock Exchange;

•	if there is a significant change in the status and/or responsibilities of your position which is detrimental to you (where you do not consent to the change in status and/or responsibilities); or

•

if Alumina makes a decision that the employment position you occupied is no longer required and it does not offer you suitable alternative employment or you do not accept other employment with Alumina or another employer.

If your employment with Alumina terminates in accordance with this clause 11, you will be entitled to receive a payment calculated according to clause 10. Such a payment will be taxed in accordance with relevant taxation legislation and, subject to the particular circumstances of the termination of employment, may not attract the concessional taxation treatment afforded to bona fide redundancy payments.

12.	SECURITY REQUIREMENTS

Alumina may, through its officers, employees or delegates, inspect your personal property on Alumina premises and work area at any time for security reasons. By signing this contract you consent to such inspection.

You shall not, without prior consent from Alumina, remove any records, documents, or other property from the workplace.

13.	COMPUTER USE

Alumina uses certain computer software under licence which may not be reproduced or copied by you in any way, unless specifically approved.

Any use by you of Alumina’s IT network will be subject to and in accordance with relevant policies. Specifically, you acknowledge that this network is provided for business and reasonable private use, may be reviewed or inspected by Alumina, and is not private to you.

14.	CONFIDENTIALITY – ALUMINA PROPERTY

Except with the prior written approval of Alumina or in the proper discharge of your duties, you shall not disclose to any third party during the currency of this contract or thereafter any information, confidential or otherwise, relating to Alumina’s affairs which may come to your knowledge.

All documents and other information of Alumina that is not in the public domain including, without limitation, reports, documents, files, books, manuals, records, information, statements, papers, writing and similar items (whether in hard copy, electronic, magnetic or other form) relating to Alumina’s affairs and all other materials, property or equipment shall be and remain the property of Alumina and shall be handed over to Alumina by you from time to time on demand and in any event, on your leaving the service of Alumina.

You will continue to be bound by these obligations following the termination of your employment for any reason, and must take reasonable steps to prevent unlawful use or disclosure of Alumina’s confidential information.

15.	INTELLECTUAL PROPERTY

You must immediately, freely and fully disclose to Alumina any work related invention, improvement or discovery you make as an employee of Alumina. All such inventions, improvements or discoveries you make are the absolute property of Alumina.

You must not at any time during or after the cessation of your employment with Alumina apply for or claim any entitlement to any letters patent, design, copyright (register able or otherwise) or other form of protection whether in Australia or elsewhere, in relation to such intellectual property.

You are required to assign to Alumina any right you may have to a grant of letters patent, design, copyright (register able or otherwise) or other form of protection regardless of whether it is held in Australia or elsewhere.

Alumina policy in relation to Intellectual Property is contained in Alumina’s Human Resources Policies and Procedures.

16.	POLICIES AND PROCEDURES

You will be required to comply with Alumina’s Human Resources Policies and Procedures as amended from time to time.

In particular, you should be aware of Alumina’s Code of Conduct and its policy for Buying and Selling Securities. You will be required to acknowledge, in writing, that you have read Alumina’s Code of Conduct and confirm that you agree to act in accordance with it. You will also be required, in writing, to annually re-affirm your commitment to Alumina’s Code of Conduct.

It is your responsibility to familiarise yourself with the requirements of Alumina’s policies and procedures.

17.	EMPLOYMENT CONTRACT – AFFIRMATION

The terms and conditions set out in this Agreement come into effect from your commencement date with Alumina. It is Alumina’s intention to reaffirm the terms of your employment contract on a regular basis.

18.	FINANCIAL ADVICE

The Company will reimburse you the cost of receiving personal financial advice up to a maximum reimbursement of $3,000 per annum.

19.	ACKNOWLEDGEMENT

By signing this acknowledgement, Alumina declares that the Employee has been informed of the terms of this Employment Contract:

For Alumina Limited

Signed:	/s/ Don Morley
Name:	Don Morley
Title:	Chairman

Witness Signature:

Date:

By signing this acknowledgment, you declare that you genuinely consent to the terms and conditions of this Employment Contract:

Signed:	/s/ John Bevan
Name:	John Bevan

Witness Signature:

Date:

PRIVATE & CONFIDENTIAL

7 January 2009

Ms Judith Downes

Dear Judith

CONTRACT OF EMPLOYMENT

Alumina Limited (Alumina) has pleasure in confirming our offer of employment to you. The full terms and conditions of your employment with Alumina are set out in the attached contract of employment. By way of introduction, some of your key employment terms are as follows:

Position/Capacity:	Chief Financial Officer

Tenure:	Permanent

Reporting to:	Chief Executive Officer

Commencement date:	12 January 2009

Location:	Level 12, IBM Tower, 60 City Road, Southbank Vic 3006

Remuneration Package:	FAR:	$550,000 per annum, including superannuation, effective (commencement date).

	STI:	Up to 70% of FAR per annum from 12 January 2009

	LTI:	Up to 40% of FAR per annum, from January 2009. An allotment will be made in December 2009.

Attached to this letter is a contract of employment which incorporates these terms.

Please review the contract and, if acceptable, return a signed copy to me.

Your signature on the contract will constitute an acknowledgment that you consent to the terms and conditions contained in it.

Yours sincerely

/S/ JOHN BEVAN
JOHN BEVAN
CHIEF EXECUTIVE OFFICER

Date: 7 January 2009

This is a Contract of Employment between Alumina Limited (ACN 85 004 820 419) of Level 12 IBM Centre, 60 City Road, Southbank Victoria 3006 (Alumina) and Judith Downes who have agreed that Judith Downes will be employed by Alumina on the terms of this Agreement.

The formal terms of this Contract of Employment are as follows:

1.	POSITION AND COMMENCEMENT

You will be employed in the position of Chief Financial Officer.

You will report to the Chief Executive Officer.

Your employment under this Agreement will be effective from 12 January 2009.

You will be employed in Alumina’s office at Level 12, IBM Tower, 60 City Road, Southbank Victoria 3006. Alumina will provide car parking within the building.

2.	REMUNERATION

Your remuneration will fully compensate you for all entitlements including hours you work outside Alumina’s normal office hours.

Your salary will be paid monthly, half in arrears and half in advance, by direct transfer into your nominated account/(s) with a bank or other approved, financial institution.

The components of your remuneration, and the value or potential value of each, are as follows:

•	Fixed Annual Reward (FAR) of $550,000 per annum, including superannuation, effective commencement date; and

•	Short Term Incentive (STI) up to 70% of FAR per annum, effective January 2009; and

•	Long Term Incentive (LTI) up to 40% of FAR per annum, effective January 2009 date.

FAR

Your FAR payment is inclusive of your superannuation benefit. You will be required to salary sacrifice the minimum statutory superannuation contribution to an approved superannuation plan of your choice. The minimum required contribution you must make under the Superannuation Guarantee is currently 9%, effective 1 July 2002.

STI

The STI payment is an incentive based on your performance against your personal objectives and Alumina’s relative annual Total Shareholder Return. The STI payment provides for a potential maximum bonus of up to 70% of your FAR payment. STI payments will be granted in accordance with the terms of Alumina’s prevailing Short Term Incentive Scheme.

LTI

You may, in the absolute discretion of the Alumina Limited Board, be invited to participate in the Alumina Limited Employee Share Plan from time to time. This incentive component of your remuneration provides you with the opportunity to annually receive allocated shares in Alumina based on a value of 40% of your FAR payment.

Review of your remuneration

Your remuneration will be reviewed in December of each year, and Alumina may, in its absolute discretion, determine whether to increase your remuneration having regard to all relevant factors including your individual performance, the performance of Alumina, market rates and relativities.

3.	ROLE DEFINITION

A Role Definition, required for all positions within Alumina, sets out the purpose of the role, the accountabilities, authority levels and key competencies. Your Role Definition may be periodically updated to reflect agreed changes to your position as the nature of your role and level of responsibility may vary. You will be consulted where significant changes to the arrangement or performance of your work are proposed.

You must hold relevant qualifications for the performance of your duties. Alumina will require you to provide copies of documents which evidence the relevant qualifications.

4.	PERFORMANCE REVIEWS

All employees are required to participate in Alumina’s Performance Review process.

Your personal performance objectives are set by you and the CEO in January for the year ahead. The objectives form the basis of your Performance Review, twice a year.

5.	HOURS OF WORK AND DUTIES

Alumina’s normal office hours are 08:30 to 17:30, and may be subject to change. Your hours of work will be in accordance with the requirements of the role as Chief Financial Officer.

In order to perform the duties expected of you, you may, from time to time, be required to work hours outside Alumina’s normal office hours or those advised to you by your Manager. Compensation for any additional hours you work has already been factored into your remuneration.

You are required to undertake duties as required by Alumina. You may be required to work in other positions or areas within Alumina, based on your skills, competencies and Alumina’s business requirements.

6.	LEAVE

Sick Leave

You are entitled to ten (10) days paid sick leave for each completed year of service with Alumina. Sick leave accrues from year to year. Accrued sick leave entitlements will not be payable to you on termination of your employment with Alumina.

Personal Leave

In accordance with Alumina’s Policies and Procedures you are also entitled to personal leave in accordance with relevant legislation in force from time to time. Accrued personal leave entitlements will not be payable to you on termination of your employment with Alumina.

Personal leave entitlements are as follows:

•	up to ten (10) days paid personal leave (comprising compassionate leave and carers leave) per year;

•	maternity, adoption and paternity leave; and

Annual leave

Upon completion of each twelve (12) months service with Alumina you are entitled to four (4) weeks annual leave. Annual leave is accumulated on a pro-rata basis. Annual leave will be taken by agreement at a time that is convenient to Alumina.

Accumulation of annual leave may not exceed six (6) weeks without the express approval of your Manager. Alumina reserves the right to direct you to take leave, at a time mutually convenient to Alumina, where you have accumulated more than six (6) weeks annual leave.

Payment for annual leave will be based on your FAR immediately prior to taking leave.

•	On termination of your employment with Alumina, you will be paid for accrued but untaken annual leave in accordance with your FAR.

Long Service Leave

You will be entitled to thirteen (13) weeks paid long service leave after completion of ten (10) years continuous service with Alumina.

On termination of your employment with Alumina, you will be paid for accrued but untaken long service leave in accordance with your FAR.

Benefits

Alumina provides a range of discretionary benefits which are available to you including:

•	education assistance and study leave;

•	participation in Alumina’s share plan arrangements, subject to annual Alumina Board approval and invitation;

•

personal insurance arrangements including participation in the employee accident insurance scheme, the superannuation disablement and death benefit and the salary continuance insurance plan covering extended periods of illness or injury not covered by workers compensation; and

•	access for you and your family to Alumina’s Employee Assistance Program for confidential counseling services and support.

The types of benefits that are available and the terms on which they are provided may change from time to time. Benefits will be available to you only if you meet the eligibility criteria for that benefit.

7.	DISCLOSURE OF INFORMATION ON APPOINTMENT WITH ALUMINA

All information provided by you to Alumina prior to your appointment must be accurate and complete. Failure to comply with this obligation may result in disciplinary action, including termination of your employment.

8.	YOUR OBLIGATIONS TO ALUMINA

There are many general legal obligations which exist in all employment relationships. You are required to make yourself aware of your employment obligations to Alumina as detailed in Alumina’s Code of Conduct.

Without limiting these general obligations, you must:

•	familiarise yourself with and comply with all workplace policies and procedures and with all Alumina policies and procedures, as amended from time to time;

•	comply with all lawful directions given to you by your Manager or other authorised persons, and diligently and faithfully serve Alumina, protecting and furthering its interests at all times;

•

not engage directly or indirectly in any other trade, business or occupation which deals with Alumina, or which impacts on your ability to perform your work, except with the prior written approval of your Manager or other authorised persons, and must not engage in any conduct or activity which may harm or adversely affect Alumina’s business or interests;

•

not give or receive any monetary payment, gift, benefit, personal favour or gratuity in, or in connection with any business of Alumina save and except in any case involving items of nominal value and authorised business related expenditure for which approval has been obtained by you from your Manager or other authorised persons; and

•	properly record and account for all transactions made by you on behalf of Alumina by maintenance of the appropriate records and accounts.

9.	ENVIRONMENT, HEALTH AND SAFETY

You are required to carry out your role in a safe and environmentally responsible manner and comply with relevant Acts, Regulations and other Codes of Practice and Alumina’s environmental health and safety policies and procedures (as amended from time to time). It is a requirement that you wear and maintain personal protective clothing and safety equipment as required by Alumina.

Employees are required to refrain from the use of alcohol and drugs prior to and during their work hours, as noted in the Fitness for Work section of Alumina’s Environment, Health and Safety Policy.

Alumina provides an annual health care program for employees, which is currently provided by Good Health Solutions.

10.	TERMINATION OF EMPLOYMENT

Summary dismissal

This Agreement may be terminated immediately by Alumina for any conduct on your part which would justify summary dismissal, including:

(a)	wilful and serious misconduct;

(b)	abuse of alcohol and drugs in the workplace, or intoxication while at work;

(c)	dishonesty;

(d)	criminal offences; or

(e)	abuse of colleagues.

Termination with notice

This Agreement may be terminated by your giving three (3) month’s notice in writing to Alumina, and by Alumina giving six (6) month’s notice in writing to you.

Alumina may in its absolute discretion make a payment to you in lieu of some or all of the notice period given by it or by you. Any such payment will be calculated according to your “Base Remuneration”, which is defined as:

•	FAR; and

•	STI, calculated as “at target performance”.

If you resign without giving three (3) month’s notice, Alumina may withhold from any payment to be made to you on termination an amount equivalent to the amount of outstanding notice to be served calculated in accordance with your Base Remuneration.

11.	REDUNDANCY

In the event that your employment is terminated on the basis of the redundancy of your position, you will be entitled to the redundancy and termination benefits provided for in this clause.

Where you are entitled to receive a redundancy payment under this clause, your payment will be calculated according to your Base Remuneration.

Other than in the circumstances described in the following paragraph, if your employment is terminated on the basis of the redundancy of your position, you will, as a minimum, be entitled on redundancy to:

(a)	payment of your accrued annual leave and (if applicable) long service leave entitlements, provided that pro rata long service leave benefits will be paid if you have three (3) years or more continuous service; and

(b)	the greater of either:

(i)	a payment equivalent to six (6) months Base Remuneration; or

(ii)	a payment comprising your notice payment, severance payment and additional severance payment, as specified below.

(c)	in appropriate cases, outplacement support, details of which are provided in Alumina’s ‘Leaving the Company’ policy;

For the purpose of determining the amount of any redundancy payment that may be payable under paragraph (b)(ii) above:

(i)	the notice payment will be the greater of twelve (12) weeks notice, or notice provided within the Contract of Employment;

(ii)	a severance payment will be two and a half (2.5) weeks per completed year of service pro-rated for completed months of service; and

(iii)	an additional severance payment, the amount of which will be determined by the Tier in which you are employed at the time of the redundancy, will be:

•	nine (9) weeks additional ex-gratia payment for Tier 2, Executive position.

12.	SIGNIFICANT CHANGE

In the event of a Significant Change, you may elect to terminate your employment with Alumina in accordance with clause 11, by providing written notice to Alumina within 28 days of the Significant Change event occurring.

For the purpose of this clause, a Significant Change means:

•	if Alumina ceases to be listed on the Australian Stock Exchange;

•	if there is a significant change in the status and/or responsibilities of your position which is detrimental to you (where you do not consent to the change in status and/or responsibilities); or

•

if Alumina makes a decision that the employment position you occupied is no longer required and it does not offer you suitable alternative employment or you do not accept other employment with Alumina or another employer.

If your employment with Alumina terminates in accordance with this clause 12, you will (subject to the other paragraphs in this clause) be entitled to receive a payment calculated according to clause 11.

You will not have an entitlement to receive a payment under this clause 12 in circumstances where the reasons for the Significant Change is your poor performance or inability to fulfill your agreed responsibilities outlined in your Role Definition.

13.	SECURITY REQUIREMENTS

Alumina may, through its officers, employees or delegates, inspect your personal property on Alumina premises and work area at any time for security reasons. By signing this contract you consent to such inspection.

You shall not, without prior consent from Alumina, remove any records, documents, or other property from the workplace.

14.	COMPUTER USE

Alumina uses certain computer software under licence which may not be reproduced or copied by you in any way, unless specifically approved.

Any use by you of Alumina’s IT network will be subject to and in accordance with relevant policies. Specifically, you acknowledge that this network is provided for business and reasonable private use, may be reviewed or inspected by Alumina, and is not private to you.

15.	CONFIDENTIALITY – ALUMINA PROPERTY

Except with the prior written approval of Alumina or in the proper discharge of your duties, you shall not disclose to any third party during the currency of this contract or thereafter any information, confidential or otherwise, relating to Alumina’s affairs which may come to your knowledge.

All documents and other information of Alumina that is not in the public domain including, without limitation, reports, documents, files, books, manuals, records, information, statements, papers, writing and similar items (whether in hard copy, electronic, magnetic or other form) relating to Alumina’s affairs and all other materials, property or equipment shall be and remain the property of Alumina and shall be handed over to Alumina by you from time to time on demand and in any event, on your leaving the service of Alumina.

You will continue to be bound by these obligations following the termination of your employment for any reason, and must take reasonable steps to prevent unlawful use or disclosure of Alumina’s confidential information.

16.	INTELLECTUAL PROPERTY

You must immediately, freely and fully disclose to Alumina any work related invention, improvement or discovery you make as an employee of Alumina. All such inventions, improvements or discoveries you make are the absolute property of Alumina.

You must not at any time during or after the cessation of your employment with Alumina apply for or claim any entitlement to any letters patent, design, copyright (register able or otherwise) or other form of protection whether in Australia or elsewhere, in relation to such intellectual property.

You are required to assign to Alumina any right you may have to a grant of letters patent, design, copyright (register able or otherwise) or other form of protection regardless of whether it is held in Australia or elsewhere.

Alumina policy in relation to Intellectual Property is contained in Alumina’s Human Resources Policies and Procedures.

17.	POLICIES AND PROCEDURES

You will be required to comply with Alumina’s Human Resources Policies and Procedures as amended from time to time.

In particular, you should be aware of Alumina’s Code of Conduct and its policy for Buying and Selling Securities. You will be required to acknowledge, in writing, that you have read Alumina’s Code of Conduct and confirm that you agree to act in accordance with it. You will also be required, in writing, to annually re-affirm your commitment to Alumina’s Code of Conduct.

It is your responsibility to familiarise yourself with the requirements of Alumina’s policies and procedures.

18.	EMPLOYMENT CONTRACT – AFFIRMATION

The terms and conditions set out in this Agreement come into effect from your commencement date with Alumina and will replace the provisions of all prior employment contracts you have entered into with Alumina. It is Alumina’s intention to reaffirm the terms of your employment contract on a regular basis.

19.	ACKNOWLEDGEMENT

By signing this acknowledgement, Alumina declares that the Employee has been informed of the terms of this Employment Contract:

For Alumina Limited

Signed:	/s/ John Bevan
Name:	John Bevan
Title:	Chief Executive Officer
Date:

By signing this acknowledgment, you declare that you genuinely consent to the terms and conditions of this Employment Contract:

Signed:	/s/ Judith Downes
Name:	Judith Downes
Date: